Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Fourth Quarter and Full Year 2023 Results;
Provides Guidance for 2024

HOUSTON--(BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “Black Stone,” or “the Company”) today announces its financial and operating results for the fourth quarter and full year of 2023 and provides guidance for 2024.

Fourth Quarter 2023 Highlights

•Mineral and royalty production for the fourth quarter of 2023 equaled 38.9 MBoe/d, a decrease of 3% over the prior quarter; total production, including working interest volumes, was 41.1 MBoe/d for the quarter
•Net income for the quarter was $147.6 million. Adjusted EBITDA for the quarter totaled $125.5 million
•Distributable cash flow was $119.1 million for the fourth quarter, which represents a 4% decrease relative to the third quarter of 2023, making the seventh consecutive quarter above $100 million
•Black Stone announced a distribution of $0.475 per unit with respect to the fourth quarter of 2023. Distribution coverage for all units was 1.19x
•Total debt at the end of the quarter was zero; as of February 16, 2024, total debt remained at zero with $102.9 million of cash

Full Year Financial and Operational Highlights

•Mineral and royalty volumes in 2023 increased 9% over the prior year to average 37.4 MBoe/d; average full year 2023 production was 39.8 MBoe/d
•Reported 2023 net income and Adjusted EBITDA of $422.5 million and $474.7 million, respectively
•Increased cash distributions by 9% from $1.745 per unit attributable to the full year 2022 to $1.90 per unit attributable to the full year 2023
•Eliminated outstanding debt during 2023

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chairman, Chief Executive Officer, and President, commented, “We finished the year with a strong quarter. We were able to maintain our highest distribution without any outstanding debt despite a challenging natural gas market. We expect headwinds in 2024 as natural gas prices remain depressed, but we remain encouraged by the long-term prospects for liquefied natural gas export growth and an asset base with significant inventory life that will benefit unitholders through the next decade.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 38.9 MBoe/d (73% natural gas) for the fourth quarter of 2023, compared to 40.3 MBoe/d for the third quarter of 2023. Mineral and royalty production was 40.0 MBoe/d for the fourth quarter of 2022. Mineral and royalty production in the fourth quarter of 2023 benefited from new wells coming online in the Permian and Shelby Trough.

Working interest production for the fourth quarter of 2023 was 2.2 MBoe/d, a decrease of 4% from the 2.3 MBoe/d for the quarter ended September 30, 2023, and an increase of 5% from the 2.1 MBoe/d for the quarter ended December 31, 2022. The continued overall decline in working interest production volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 41.1 MBoe/d (95% mineral and royalty, 73% natural gas) for the fourth quarter of 2023. Average total production was 42.6 MBoe/d and 42.1 MBoe/d for the quarters ended September 30, 2023 and December 31, 2022, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $35.03 for the quarter ended December 31, 2023. This is an increase of 2% from $34.30 per Boe for the third quarter of 2023 and a 31% decrease compared to $50.67 for the fourth quarter of 2022.

Black Stone reported oil and gas revenue of $132.6 million (60% oil and condensate) for the fourth quarter of 2023, a decrease of 1% from $134.5 million in the third quarter of 2023. Oil and gas revenue in the fourth quarter of 2022 was $196.2 million.

The Company reported a gain on commodity derivative instruments of $54.5 million for the fourth quarter of 2023, composed of a $17.1 million gain from realized settlements and a non-cash $37.4 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss on commodity derivative instruments of $26.9 million and a gain of $31.4 million for the quarters ended September 30, 2023 and December 31, 2022, respectively.

Lease bonus and other income was $3.8 million for the fourth quarter of 2023, primarily related to leasing activity in the Granite Wash, Gulf Coast, and Haynesville plays. Lease bonus and other income for the quarters ended September 30, 2023 and December 31, 2022 was $2.2 million and $2.8 million, respectively.

There was no impairment for the quarters ended December 31, 2023, September 30, 2023, and December 31, 2022.

The Company reported net income of $147.6 million for the quarter ended December 31, 2023, compared to net income of $62.1 million in the preceding quarter. For the quarter ended December 31, 2022, net income was $183.2 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the fourth quarter of 2023 was $125.5 million, which compares to $130.0 million in the third quarter of 2023 and $131.7 million in the fourth quarter of 2022. Distributable cash flow for the quarter ended December 31, 2023 was $119.1 million. For the quarters ended September 30, 2023 and December 31, 2022, Distributable cash flow was $124.4 million and $125.3 million, respectively.

2023 Proved Reserves

Estimated proved oil and natural gas reserves at year-end 2023 were 64.5 MMBoe, an increase of 1% from 64.1 MMBoe at year-end 2022, and were approximately 70% natural gas and 89% proved developed producing. The standardized measure of discounted future net cash flows was $1,019.5 million at the end of 2023, as compared to $1,665.0 million at year-end 2022.

Netherland, Sewell and Associates, Inc., an independent, third-party petroleum engineering firm, evaluated Black Stone Minerals’ estimate of its proved reserves and PV-10 at December 31, 2023. These estimates were prepared using reference prices of $78.21 per barrel of oil and $2.64 per MMBTU of natural gas in accordance with the applicable rules of the Securities and Exchange Commission (as compared to prompt month prices of $76.81 per barrel of oil and $1.61 per MMBTU of natural gas as of February 16, 2024). These prices were adjusted for quality and market differentials, transportation fees, and, in the case of natural gas, the value of natural gas liquids. A reconciliation of proved reserves is presented in the summary financial tables following this press release.

Financial Position and Activities

As of December 31, 2023, Black Stone Minerals had $70.3 million in cash, with nothing drawn under its credit facility. The Company’s borrowing base at December 31, 2023 was $580 million, and total commitments under the credit facility were $375 million. The Company's next regularly scheduled borrowing base redetermination is set for April 2024. Black Stone is in compliance with all financial covenants associated with its credit facility.

As of February 16, 2024, no debt was outstanding under the credit facility and the Company had $102.9 million in cash.

During the fourth quarter of 2023, the Company made no repurchases of units under the Board-approved $150 million unit repurchase program.

Fourth Quarter 2023 Distributions

As previously announced, the Board approved a cash distribution of $0.475 for each common unit attributable to the fourth quarter of 2023. The quarterly distribution coverage ratio attributable to the fourth quarter of 2023 was approximately 1.19x. These distributions will be paid on February 23, 2024 to unitholders of record as of the close of business on February 16, 2024.

Activity Update

Rig Activity

As of December 31, 2023, Black Stone had 63 rigs operating across its acreage position, a 17% decrease from rig activity on the Company's acreage as of September 30, 2023 and 42% lower as compared to the 108 rigs operating on the Company's acreage as of December 31, 2022. The decrease is primarily driven by reduced rig activity in the Haynesville and Permian.

Shelby Trough Development Update

A significant portion of Shelby Trough development in recent years has been performed by Aethon Energy (“Aethon”) under the Company’s two Joint Exploration Agreements (“JEA” or “JEAs”) with Aethon, one JEA each covering development in San Augustine County, Texas, and the other in Angelina County, Texas.

As announced on December 22, 2023, BSM received notice that Aethon was exercising the “time-out” provisions under its joint exploration agreements with the Company in Angelina and San Augustine counties in East Texas. When natural-gas prices fall below specified thresholds, Aethon may elect to temporarily suspend its drilling obligations for up to nine consecutive months and a maximum of 18 total months in any 48-month period. Aethon has not previously invoked the time-out provisions under the agreements.

The time-out provisions apply only to drilling obligations and associated development activity occurring after December 2023. Based on ongoing discussions with Aethon, we do not expect material changes for wells on which drilling operations had begun prior to the invocation of the time-out in December 2023. We continue working closely with Aethon to finalize development plans going forward and assess the effect of the temporary suspension of drilling obligations and any potential longer-term impacts.

Austin Chalk Update

The Company owns a large mineral position in the Brookeland Austin Chalk play in East Texas.

Black Stone has entered into agreements with multiple operators to drill wells in the areas of the Austin Chalk in East Texas, where the Company has significant acreage positions. The results of the test program in the Brookeland Field demonstrated that modern completion technology has the potential to improve production rates and increase reserves when compared to the vintage, unstimulated wells in the Austin Chalk formation. To date, 29 wells with modern completions are now producing in the field.

Acquisition Activity

Black Stone’s commercial strategy since 2021 has been focused on attracting capital and securing drilling commitments on minerals already owned by the Company. Management made the decision to expand this growth strategy by adding to the Company’s mineral portfolio through strategic, targeted efforts primarily in the Gulf Coast region. To that end, in 2023 Black Stone acquired additional, non-producing mineral and royalty interests totaling $14.6 million. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement our existing positions.

Summary 2024 Guidance

Following are the key assumptions in Black Stone Minerals’ 2024 guidance, as well as comparable results for 2023:

	FY 2023 Actual	FY 2024 Est.
Mineral and royalty production (MBoe/d)	37.4	39 – 40
Working interest production (MBoe/d)	2.4	1 – 2
Total production (MBoe/d)	39.8	40 – 42
Percentage natural gas	74%	76%
Percentage royalty interest	94%	96%

Lease bonus and other income ($MM)	$12.5	$10 - $15

Lease operating expense ($MM)	$11.4	$10 - $12
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	12%	11% - 13%

G&A - cash ($MM)	$40.6	$44 - $45
G&A - non-cash ($MM)	$10.9	$10 - $12
G&A - TOTAL ($MM)	$51.5	$54 - $57

DD&A ($/Boe)	$3.14	$3.00 - $3.25

Black Stone expects royalty production to increase by approximately 4% in 2024 relative to full year 2023 levels, primarily due to Aethon turning on-line the 24 wells in various stages of development in the Shelby Trough and continued development in the Austin Chalk. This is partially offset by an expected moderation of activity in Louisiana Haynesville due to lower commodity prices.

Working interest production is expected to decline in 2024 as a result of Black Stone's decision in 2017 to farm out participation in its working interest opportunities.

The Partnership expects general and administrative expenses to be slightly higher in 2024 as a result of inflationary costs and selective hires made to support Black Stone’s ability to evaluate, market and manage its undeveloped acreage positions to potential operators.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2024 and 2025, including derivative contracts put in place after the end of the year. The Company's hedge position as of February 16, 2024, is summarized in the following tables:

Oil Hedge Position
	Oil Swap Volume	Oil Swap Price
	MBbl	$/Bbl
1Q24	570	$71.45
2Q24	570	$71.45
3Q24	570	$71.45
4Q24	570	$71.45
1Q25	210	$70.50
2Q25	210	$70.50
3Q25	210	$70.50
4Q25	210	$70.50

Natural Gas Hedge Position
	Gas Swap Volume	Gas Swap Price
	BBtu	$/MMBtu
1Q24	10,310	$3.56
2Q24	10,465	$3.55
3Q24	10,580	$3.55
4Q24	10,580	$3.55
1Q25	900	$3.65
2Q25	910	$3.65
3Q25	920	$3.65
4Q25	920	$3.65

More detailed information about the Company's existing hedging program can be found in the Annual Report on Form 10-K, which is expected to be filed on or around February 20, 2024.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year of 2023 on Tuesday, February 20, 2024 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at
http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 245-3047 for domestic participants and (203) 518-9765 for international participants. The conference ID for the call is BSMQ423. A recording of the conference call will be available on Black Stone's website.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners and managers of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States.  Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below, as wells as the Risk Factors section in our most recent annual report on Form 10-K:
•the Company’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, and regional supply and demand factors, delays, or interruptions of production;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital, or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Evan Kiefer
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
REVENUE
Oil and condensate sales	$80,112	$85,920	$288,296	$336,287
Natural gas and natural gas liquids sales	52,440	110,254	200,297	434,945
Lease bonus and other income	3,824	2,790	12,506	13,052
Revenue from contracts with customers	136,376	198,964	501,099	784,284
Gain (loss) on commodity derivative instruments	54,465	31,415	91,117	(120,680)
TOTAL REVENUE	190,841	230,379	592,216	663,604
OPERATING (INCOME) EXPENSE
Lease operating expense	3,237	3,124	11,386	12,380
Production costs and ad valorem taxes	15,027	14,924	56,979	66,233
Exploration expense	429	1	2,148	193
Depreciation, depletion, and amortization	11,748	12,786	45,683	47,804
General and administrative	12,505	14,326	51,455	53,652
Accretion of asset retirement obligations	293	245	1,042	861
(Gain) loss on sale of assets, net	—	—	(73)	(17)
TOTAL OPERATING EXPENSE	43,239	45,406	168,620	181,106
INCOME (LOSS) FROM OPERATIONS	147,602	184,973	423,596	482,498
OTHER INCOME (EXPENSE)
Interest and investment income	826	31	1,867	53
Interest expense	(674)	(2,022)	(2,754)	(6,286)
Other income (expense)	(107)	237	(160)	215
TOTAL OTHER EXPENSE	45	(1,754)	(1,047)	(6,018)
NET INCOME (LOSS)	147,647	183,219	422,549	476,480
Distributions on Series B cumulative convertible preferred units	(6,026)	(5,250)	(21,776)	(21,000)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$141,621	$177,969	$400,773	$455,480
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	141,621	177,969	400,773	455,480
	$141,621	$177,969	$400,773	$455,480
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.67	$0.85	$1.91	$2.18
Per common unit (diluted)	$0.65	$0.82	$1.88	$2.12
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	209,991	209,406	209,970	209,382
Weighted average common units outstanding (diluted)	225,511	224,756	225,105	224,446

The following table shows the Company’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited) (Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)	1,026	1,017	3,757	3,591
Natural gas (MMcf)[1]	16,546	17,130	64,647	59,778
Equivalents (MBoe)	3,784	3,872	14,532	13,554
Equivalents/day (MBoe)	41.1	42.1	39.8	37.1
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$78.08	$84.48	$76.74	$93.65
Natural gas ($/Mcf)[1]	3.17	6.44	3.10	7.28
Equivalents ($/Boe)	$35.03	$50.66	$33.62	$56.90
Revenue:
Oil and condensate sales	$80,112	$85,920	$288,296	$336,287
Natural gas and natural gas liquids sales[1]	52,440	110,254	200,297	434,945
Lease bonus and other income	3,824	2,790	12,506	13,052
Revenue from contracts with customers	136,376	198,964	501,099	784,284
Gain (loss) on commodity derivative instruments	54,465	31,415	91,117	(120,680)
Total revenue	$190,841	$230,379	$592,216	$663,604
Operating expenses:
Lease operating expense	$3,237	$3,124	$11,386	$12,380
Production costs and ad valorem taxes	15,027	14,924	56,979	66,233
Exploration expense	429	1	2,148	193
Depreciation, depletion, and amortization	11,748	12,786	45,683	47,804
General and administrative	12,505	14,326	51,455	53,652
Other expense:
Interest expense	674	2,022	2,754	6,286
Per Boe:
Lease operating expense (per working interest Boe)	$16.02	$16.02	$13.13	$12.13
Production costs and ad valorem taxes	3.97	3.85	3.92	4.89
Depreciation, depletion, and amortization	3.10	3.30	3.14	3.53
General and administrative	3.30	3.70	3.54	3.96
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$147,647	$183,219	$422,549	$476,480
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	11,748	12,786	45,683	47,804
Interest expense	674	2,022	2,754	6,286
Income tax expense (benefit)	143	(171)	320	58
Accretion of asset retirement obligations	293	245	1,042	861
Equity-based compensation	2,417	5,579	10,829	17,388
Unrealized (gain) loss on commodity derivative instruments	(37,400)	(72,014)	(8,394)	(82,486)
(Gain) loss on sale of assets, net	—	—	(73)	(17)
Adjusted EBITDA	125,522	131,666	474,710	466,374
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(1)	(7)	(9)	(30)
Cash interest expense	(410)	(1,059)	(1,715)	(4,282)
Preferred unit distributions	(6,026)	(5,250)	(21,776)	(21,000)
Distributable cash flow	$119,085	$125,350	$451,210	$441,062

Total units outstanding[1]	210,313	209,684
Distributable cash flow per unit	0.566	0.598
1 The distribution attributable to the quarter ended December 31, 2023 is calculated using 210,313,477 common units as of the record date of February 16, 2024. Distributions attributable to the quarter ended December 31, 2022 were calculated using 209,683,640 common units as of the record date of February 17, 2023.

Proved Oil & Gas Reserve Quantities

A reconciliation of proved reserves is presented in the following table:

	Crude Oil (MBbl)	Natural Gas (MMcf)	Total (MBoe)
Net proved reserves at December 31, 2022	19,184	269,586	64,115
Revisions of previous estimates	675	(20,578)	(2,754)
Extensions, discoveries, and other additions	2,989	87,935	17,645
Production	(3,757)	(64,647)	(14,532)
Net proved reserves at December 31, 2023	19,091	272,296	64,474
Net Proved Developed Reserves
December 31, 2022	19,184	236,529	58,606
December 31, 2023	19,091	228,061	57,101
Net Proved Undeveloped Reserves
December 31, 2022	—	33,057	5,509
December 31, 2023	—	44,235	7,373